Exhibit 99.3

First Quarter Fiscal 2016 Earnings Prepared Comments

Ashland released results for the quarter ended December 31, 2015, at approximately 5 p.m. EST today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Tuesday, January 26, 2016, at 9 a.m. EST to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results

As shown on Slide 2, our remarks include forward-looking statements, as such term is defined under U.S. securities law.

We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.

Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland’s fiscal first-quarter results reflect gains in most of ASI’s core growth end markets, solid results in composites margins and another record quarter for Valvoline earnings. In total, compared to the prior-year quarter, EBITDA margin climbed 240 basis points to 21.2 percent. This marks another quarter of year-over-year EBITDA margin expansion. These results were offset by continued headwinds from foreign exchange, weak energy markets and the company’s decision to divest or exit certain non-core product lines. Some of the company’s end markets are also exhibiting softer demand characteristics than in the prior-year period. These factors were somewhat offset by the company’s focus on higher-margin product lines, combined with disciplined margin management and the impact of previous share repurchases. In total, adjusted EPS declined 3 percent from the prior year.

Foreign exchange, energy markets and divestitures remained a headwind to both sales (approximately -$155 million) and EBITDA (approximately -$20 million).

Ashland reported GAAP earnings of $1.38 per share from continuing operations. After adjusting for key items, earnings per share from continuing operations were $1.41 versus $1.46 in the year-ago period.

Separately, in November Ashland announced that it had entered into a $500 million accelerated share repurchase (ASR) agreement with an initial delivery of 3.9 million shares. The agreement is scheduled to terminate no later than May 2016.

Slide 4: Key Items Affecting Income

In total, three key items had a net unfavorable impact on EPS from continuing operations of $0.03 in the first quarter. These items were as follows:

1.) $3 million after-tax charge, composed of internal separation costs and partially offset by the reversal of a portion of the charge related to restructuring activities at a manufacturing facility;
2.) $6 million after-tax charge related to a legal reserve accrual;
3.) $6 million after-tax benefit related to discrete tax items.

The year-ago quarter included three key items with a net unfavorable impact on EPS from continuing operations of $0.89.

Slide 5: Adjusted Results Summary

EBITDA margin expanded 240 basis points from the prior year despite currency headwinds and a soft energy market. Overall business mix, good cost execution amid a favorable raw material cost environment and margin management drove the solid margin performance.

Sales were negatively affected by divestitures and exited product lines (-$71 million), foreign currency translation (-$55 million), and continued weakness in the energy market (-$29 million). The average value of the Euro during the quarter was $1.10 compared to $1.25 in the prior-year quarter. In addition, sales declined due to pricing adjustments related to lower raw material costs. However, business mix continues to be favorable due to growth in our higher-margin businesses, contributing to overall margin improvement.

Selling, general and administrative (SG&A) expenses decreased $10 million from the prior year due primarily to foreign currency translation, divestitures and employee-related expenses.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary

Ashland Specialty Ingredients (ASI) First-Quarter Performance Summary
ASI achieved gains in most of its core growth end markets where our differentiated products and strong relationships continue to deliver value for our customers. These gains were more than offset by macroeconomic headwinds which continued to weigh on sales and volumes during the first fiscal quarter, ASI’s seasonally slowest quarter. As compared with the prior year, sales declined 15 percent. Weak energy markets (-5 percent), foreign currency translation (-3 percent) and exited product lines (-3 percent) were again headwinds to top-line results. Total sales of $476 million were below the estimate that Ashland provided at the beginning of the first quarter. Lower-than-expected demand plus some customer destocking were the primary drivers leading to this shortfall.

As expected during the quarter, ASI completed turnarounds at numerous manufacturing facilities. Turnarounds at these facilities occur on a nearly-annual basis for maintenance and other regulatory purposes. Total costs associated with these planned turnarounds exceeded turnaround costs in the prior-year quarter by $10 million. While these incremental costs represent a $10 million headwind to ASI’s EBITDA for the first quarter, this work substantially completes the planned turnarounds at ASI facilities in fiscal 2016. Furthermore, these incremental costs were partially offset by continued margin management amid a favorable raw material cost environment plus a focus on manufacturing cost discipline during the seasonally slow quarter. The net result was a 60-basis-point decline in gross margin from prior year.

EBITDA declined 21 percent from the prior year to $94 million.  Weak energy markets (-$8 million), foreign currency translation (-$5 million), exited product lines (-$2 million) and the impact of the expected plant turnarounds (-$10 million) were the primary drivers behind this year-over-year decline. EBITDA margin declined by 150 basis points to 19.7 percent.

Consumer Specialties’ sales revenue declined 7 percent or a currency-adjusted 2 percent versus the prior year. Within Consumer Specialties’ end markets, we continue to see good penetration of our value-added product lines sold into the core growth pharmaceuticals market, with sales growing 3 percent after adjusting for currency translation.  We continue to gain share in our key technology platforms, where we have capitalized on some of our more differentiated controlled-release chemistries. Results within the personal-care end markets – particularly oral care and skin care – exhibited the impact of weaker than expected global demand and customer destocking. These results were partially offset by another solid quarter for our products sold into the hair-care market. Our position in this market has been strengthened as a result of a new technology introduction over the past year. We have been able to leverage that technology to create new products and strengthen relationships with both new and existing customers. In total, personal-care sales declined by a currency-adjusted 7 percent.

Industrial Specialties’ sales declined 23 percent or a currency-adjusted 21 percent compared to the prior year. As expected, the combined effect of weak energy markets (-10 percent) and exited product lines (-5 percent) contributed to this decline. Within the core growth coatings end market, Ashland continues to see good growth in its hydroxyethylcellulose (HEC) and related product lines. Sales into the energy market declined 75 percent versus the prior year as rig activity in North America remained weak during the quarter. Volumes in other industrial end markets – including adhesives, performance specialties and construction – exhibited signs of weaker-than-expected demand across many regions of the globe and particularly in China and Brazil.

Outlook
For the second quarter of fiscal 2016, we expect sales to increase sequentially, consistent with normal seasonality. We estimate second-quarter sales to be in the range of $515–$535 million. These results also incorporate the impact from current macro conditions. EBITDA margins are expected to be in the range of 23.5–24.5 percent.

Assuming foreign currency exchange rates remain at current levels, we expect to see improving comparisons to prior-year periods beginning in the second fiscal quarter. We also expect to begin lapping the headwinds from energy and exited product lines beginning in the third fiscal quarter.

Slide 7: Ashland Performance Materials – Adjusted Results Summary

Ashland Performance Materials (APM) First-Quarter Performance Summary
APM reported solid results during the first quarter that in the aggregate exceeded our overall expectations. While volumes were generally soft within composites, overall margins improved, reflecting strong pricing discipline amid a favorable raw material cost environment. This performance was offset by weaker results within I&S where BDO volumes and pricing were a headwind to sales and earnings. These factors, combined with the effects of divestitures and foreign exchange, led to a 12 percent year-over-year decrease in EBITDA to $37 million. EBITDA margin, however, improved by 360 basis points to 16.0 percent driven largely by solid composites margins. The prior-year quarter included approximately $2 million of EBITDA contributed by the now-divested elastomers division. Foreign currency translation was also a $1 million headwind to EBITDA.

Composites’ volumes in Europe continued to grow, consistent with the adoption of our value-added products into residential construction markets. Volume strength in Europe was offset by softness in other regions of the world, particularly China and Brazil, where slowing industrial growth was reflected in lower volumes. Sales to North American energy markets also remain weak. Overall composites sales declined 23% for the quarter. The majority of this decline was due to lower pricing reflecting lower raw-material costs plus unfavorable foreign currency translation. While the broader macroeconomic factors negatively affected top-line results, composites posted another good quarter of year-over-year margin expansion driven by solid pricing discipline amid a favorable raw material cost environment. Margins also remained strong as our strategic focus on product innovation and application development has continued to generate value for our customers.

Within I&S, overall results were generally consistent with our prior expectation that butanediol (BDO) margins would decline in the first quarter reflecting more aggressive pricing in the marketplace. While overall I&S volumes grew when compared to the prior year, volume growth was offset by weaker pricing. When compared to the prior-year period, total I&S sales declined 20 percent.

Outlook
For the second quarter of fiscal 2016, we expect APM’s results to increase sequentially, consistent with normal seasonality. APM sales are expected to be in the range of $235–$255 million with EBITDA margin in the range of 10.0–11.0 percent. Weaker BDO volumes and pricing, coupled with a scheduled I&S plant shutdown, are expected to drive the sequential decline in overall EBITDA margin in the second quarter.

Beginning in the second fiscal quarter, the now-divested elastomers division no longer impacts the prior-year comparisons.

Slide 8: Valvoline – Adjusted Results Summary

Valvoline First-Quarter Performance Summary
Valvoline reported record first-quarter earnings with EBITDA rising 10 percent, to $101 million, versus the prior year. This marks the ninth consecutive quarter of year-over-year EBITDA growth. Results were driven by solid overall volume growth of 4 percent, strong channel and product mix, strong same-store sales at Valvoline Instant Oil ChangeSM (VIOC) and continued margin management in a favorable raw material cost environment. Sales growth of our premium products, combined with good margin management, led to the 340-basis-point increase in EBITDA margin when compared to the prior year.

At VIOC, same-store sales at company-owned sites grew by nearly 6 percent. Average ticket increased 1 percent driven by a 2 percentage point increase in premium oil changes and increased revenues from ancillary products and services. Over the past year, VIOC added 26 stores, bringing the total to 956 stores at the end of December. In December, Ashland announced that it signed a definitive agreement to acquire OCH International, Inc. (Oil Can Henry’s) which operates and franchises a total of 89 quick-lube stores in six states. The acquisition will expand Valvoline’s geographic footprint into the Pacific Northwest of the US which is an attractive growth market. The acquisition is expected to be completed in our fiscal second quarter and will increase the Valvoline quick lube store-count by nearly 10 percent.

Within the DIY channel, overall lubricant volume was essentially unchanged. However, mix was favorable during the quarter driven by solid Valvoline-branded lubricant sales growth resulting from well-executed promotions with key customers.

Within Valvoline’s international channel, volume grew 8 percent driven by continued strong execution of our channel-building efforts. Despite the volume growth, international sales declined 9 percent from the prior year due primarily to the impact of foreign currency translation. Foreign currency had a negative impact of $18 million to Valvoline’s overall sales and $3 million to Valvoline’s overall earnings in the first quarter, the vast majority of which was reflected in the international channel.

Overall sales mix continued to improve, with U.S. premium-branded lubricant sales volume increasing to 43.0 percent during the quarter, a 460-basis-point increase from the prior year and a 230-basis-point increase from the fourth quarter of fiscal 2015.

In addition to improved product mix, base oil cost declines announced during the quarter contributed to the 500-basis-point year-over-year increase in gross margin. Another base oil cost decrease was announced early in the fiscal second quarter that we expect will positively impact our fiscal Q2 results. However, we expect this benefit to be somewhat offset by price adjustments during the quarter to our channel partners.

Outlook
For the fiscal second quarter, Valvoline expects continued strong performances across each channel. We expect sales to be in the range of $480–$490 million consistent with normal seasonality patterns. EBITDA margin is expected to be approximately 23 percent.

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 9: Fiscal First Quarter 2016 – Corporate Items

During the first quarter, Ashland generated adjusted corporate income of $13 million due in large part to pension income. We continue to expect adjusted corporate income in fiscal year 2016 of approximately $40-$50 million with the year-over-year increase driven by higher pension and other post-retirement income.

Net interest expense in the quarter was $42 million. We now expect full-year interest expense of approximately $170-$180 million in 2016 due to increased borrowing levels and increases in short-term interest rates.

Excluding key items, the effective tax rate for the quarter was 25 percent. For 2016, we expect our adjusted effective tax rate to be at the upper end of the previously expected range of 24-26 percent. However, it should be noted that a number of variables can affect the rate from quarter to quarter. We will continue to share our expectations each quarter regarding the full-year rate.

Trade working capital for the quarter was 18.6 percent of sales. We continue to expect trade working capital as a percent of sales to be in the range of 19-20 percent in 2016.

Capital expenditures were $53 million in the quarter. For 2016, we continue to expect capital expenditures to be in a range of $320-$340 million reflecting previously announced capacity expansions to support growth within ASI’s key technology platforms in addition to increased investment in Valvoline’s digital infrastructure.

Free cash flow during the quarter was $13 million. This is consistent with normal seasonality and customary calendar year-end payment practices. We continue to expect free cash flow for the full year to be in the range of $325-$350 million.

Ashland’s liquidity position remains very strong. At the quarter end, Ashland had approximately $1.7 billion of available liquidity, including $1.0 billion in cash. Nearly all of this cash is held outside the U.S.

We continue to believe that Ashland’s stock remains undervalued. In November, as part of its existing $1 billion share repurchase authorization, Ashland entered into a $500 million accelerated share repurchase (ASR) agreement with an initial delivery of 3.9 million shares. The agreement is scheduled to terminate no later than May 2016. The existing repurchase authorization expires in December 2017.

For EPS purposes, we expect weighted average diluted share count to be approximately 64 million shares for the second fiscal quarter.

End of Prepared Remarks